Exhibit 99.1
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Brian J. Roney	Leslie Loyet	Tim Grace
Senior Vice President-Finance	General Inquiries	Media Inquiries
Telephone: (248) 358-1171	(312) 640-6672	(312) 640-6667
E-mail: invrelations@npte.com
FOR IMMEDIATE RELEASE
THURSDAY, MARCH 16, 2006
NORTH POINTE HOLDINGS CORPORATION REPORTS
FOURTH QUARTER RESULTS;
ACHIEVES ANNUAL PROFITABILITY DESPITE HURRICANE LOSSES
•	Gross premiums written of $25.4 million in the fourth quarter of 2005 vs. $25.0 million in the fourth quarter of 2004.

•	Net premiums earned of $17.9 million in the fourth quarter of 2005 vs. $19.9 million the fourth quarter of 2004. Expenses resulting from hurricanes and Citizens’ assessments decreased our net premiums earned by $3.2 million, from $21.1 million to $17.9 million.

•	Fourth quarter loss ratio of 74.5% vs. 47.1% in Q4 2004. Expenses resulting from hurricanes increased our 2005 loss ratio by 40.7 percentage points from 33.8% to 74.5%.

•	Fourth quarter net loss per diluted share of $0.31 vs. net income of $1.06 per diluted share in the fourth quarter of 2004.

•	Cash and investments of $142.9 million; book value of $9.02 per share
SOUTHFIELD, MI — March 16, 2006 — North Pointe Holdings Corporation (Nasdaq: NPTE) today reported financial results for the fourth quarter ended December 31, 2005. Fourth quarter results include pre-tax expenses attributable to hurricane losses and related reinstatement charges of $9.4 million and $607,000 of charges due to an anticipated assessment from the Citizens Property Insurance Corporation (“Citizens”). These charges amounted to a reduction in net income of $0.73 per diluted share. As a result, the Company reported a net loss in the fourth quarter of $2.8 million, or a loss of $0.31 per diluted share. This compares to net income of $5.2 million, including a $4.0 million one-time gain on the sale of a business, or $1.06 per diluted share, for the fourth quarter in 2004.
James Petcoff, president and chief executive officer, commented, “With Katrina, Wilma and other hurricanes, the insurance industry had a very significant drain on surplus; estimated to be over $50 billion in 2005. North Pointe was significantly impacted as well, yet we posted a meaningful profit for the year. Our performance reflects our commitment to underwriting profits while delivering outstanding
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customer service in a challenging year. In spite of record storm activity in the Southeast, North Pointe set an all-time high for gross premiums written, remained profitable, and completed our initial public offering. We see many opportunities and believe we are poised for future growth.”
Fourth Quarter 2005 Highlights
Gross premiums written for the three months ended December 31, 2005, were $25.4 million compared with $25.0 million for 2004. The slight increase was principally a result of an increase in our commercial lines segment offset by a decline in non-standard automobile premiums, a line which the Company exited in October 2004. Gross premiums written in the commercial lines segment in the fourth quarter were $23.3 million as compared with $22.6 million for the same period in 2004. Total revenues in the fourth quarter of 2005 were $19.6 million, as compared to $25.9 million in the corresponding period in 2004. The 2005 fourth quarter revenues were reduced by $3.2 million of reinsurance reinstatement charges resulting from the hurricane losses and the anticipated Citizen’s assessment. The 2004 fourth quarter revenues included a gain on the sale of a business of $4.0 million.
The Company’s loss ratio for the fourth quarter was 74.5% as compared with 47.1% for the corresponding period in 2004. Losses and reinstatement charges resulting from hurricanes and Citizens’ assessments increased our loss ratio by 40.7 percentage points from 33.8% to 74.5%. An expense ratio of 55.4% resulted in a combined ratio for the fourth quarter of 129.9%. Included in the fourth quarter catastrophe expenses for 2005 was an after-tax charge of $288,000 attributable to Citizen’s anticipated assessment, net of reinsurance, related to the 2005 and 2004 hurricane seasons.
2005 Annual Highlights
During 2005, North Pointe wrote a record level of premiums and expanded business across each of its main segments. Other highlights include:
•	Gross written premiums reaching $112.1 million, a 16.2% increase over 2004 levels.

•	Net premiums earned of $84.7 million compared with $77.0 million in 2004, up 10.0%.

•	Net income of $3.9 million, representing a 6.9% return on equity for the year including the effects of a reduction in unrealized gains of $668,000. Expenses resulting from hurricanes and the Citizens’ assessments reduced net income by $10.4 million, from $14.3 million to $3.9 million.

•	Annual net income of $0.64 per diluted share vs. $1.95 a year ago.

•	Combined ratio for 2005 of 96.5% versus 93.4% in 2004. Expenses resulting from hurricanes and the Citizens’ assessments increased our combined ratio by 17.4 percentage points from 79.1% to 96.5%.

•	Book value per share grew to $9.02 from $7.10, a 27.0% increase.

•	Recording a net reserve redundancy for the 11th year in a row.

•	Completing a successful IPO with net proceeds of over $44.3 million, eliminating outstanding senior debt and providing capital for future growth.
Petcoff concluded, “Going forward, we expect the insurance market to continue to become more competitive. However, we feel that our focus on specialty markets, a disciplined underwriting approach
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and a fortified capital position will allow us to continue growing our base of premiums. For example, our business with bowling centers should benefit from new bowling association endorsements; we have expanded our geographic coverage for restaurants, bars and taverns; and we see many opportunities remaining in the hospitality field as we continue to expand nationally. Having put into place an expanded claims and service infrastructure over the past several years, we are well positioned to generate attractive returns on our equity.”
Conference Call Details
North Pointe will host a conference call today at 9:00 a.m. EST to discuss fourth quarter results. The call may be accessed on North Pointe’s web site at www.npte.com or by dialing 877-704-5391 or 913-312-1301.
A replay will be available through March 23, 2006 by dialing 888-203-1112 or 719-457-0820, passcode 8424909. You may also access the replay on North Pointe’s website for 90 days following the event.
About the Company
North Pointe Holdings is a property and casualty insurer that markets both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.
Forward-Looking Statements
This release may contain statements that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.
For further information regarding risks and uncertainties associated with North Pointe’s business, please refer to the “Risk Factors” section of the prospectus constituting part of North Pointe’s Registration Statement on Form S-1 (Reg. No. 333-122220) and to North Pointe’s SEC filings, which are available on North Pointe’s website at http://www.npte.com.
All information in this release is as of March 16, 2006. North Pointe undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in North Pointe’s expectations.
To learn more about North Pointe Holdings Corporation, please visit www.npte.com
Financial Tables Follow....
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North Pointe Holdings Corporation and Subsidiaries
Results of Operations for the Periods Ended
December 31, 2005 and 2004

	Three Months Ended		Twelve Months
	December 31,		Ended December 31,
	2005	2004	2005	2004
		(Dollars in thousands)
Gross premiums written:
Commercial lines	$23,290	$22,587	$78,551	$73,387
Personal lines	2,115	2,404	33,545	23,074

Total gross premiums written	25,405	24,991	112,096	96,461

Net premiums written:
Commercial lines	17,005	19,264	63,289	61,394
Personal lines	(2,015)	2,122	23,844	19,099

Total net premiums written	14,990	21,386	87,133	80,493

Revenues:
Net premiums earned	17,892	19,918	84,736	76,957
Investment income, net	1,248	701	4,003	2,377
Net realized capital (losses) gains	(14)	827	(168)	886
Fees and other income	429	443	1,903	2,222
Gains on sales of businesses	—	4,000	—	4,285

Total revenues	19,555	25,889	90,474	86,727
Expenses:
Losses and loss adjustment expenses	13,647	9,586	44,003	41,503
Policy acquisition costs	4,670	4,582	21,779	18,687
Other underwriting and operating expenses	5,475	3,792	17,855	13,730
Interest expense	75	245	959	763

Total expenses	23,867	18,205	84,596	74,683
(Loss) income before federal income tax (benefit) expense and extraordinary item	(4,312)	7,684	5,878	12,044
Federal income tax (benefit) expense	(1,516)	2,510	2,028	3,516

Income before extraordinary item	(2,796)	5,174	3,850	8,528
Extraordinary item	—	—	—	2,905

Net (loss) income	$(2,796)	$5,174	$3,850	$11,433

Loss Ratio:
Commercial lines	72.9%	46.8%	47.8%	50.9%
Personal lines	87.5	52.5	62.5	61.7
Consolidated	74.5	47.1	50.8	52.4
Expense Ratio	55.4	41.1	45.7	41.0
Combined Ratio	129.9	88.2	96.5	93.4
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North Pointe Holdings Corporation and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2005 and 2004

	2005	2004
	(Dollars in thousands,
	except share data)
ASSETS
Investments
Debt securities, available for sale, at fair value (amortized cost of $100,337 and $76,965 in 2005 and 2004, respectively)	$98,018	$76,068
Common stocks, at fair value (cost of $8,681 and $8,371 in 2005 and 2004, respectively)	10,001	9,280
Other investments	553	—

Total investments	108,572	85,348

Cash and cash equivalents	34,119	29,678
Restricted cash	200	200
Accrued investment income	840	575
Premiums and agent balances receivable, net	21,324	17,419
Reinsurance recoverables on
Paid losses	11,470	8,214
Unpaid losses	65,989	36,544
Prepaid reinsurance premiums	7,424	5,551
Deferred policy acquisition costs	9,578	9,793
Deferred federal income taxes, net	5,843	5,865
Federal income tax recoverable	2,199	—
Fixed assets, net of accumulated depreciation	4,990	630
Prepaid expenses and other assets	2,488	3,863

Total assets	$275,036	$203,680

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$117,778	$96,561
Unearned premiums	44,701	42,251
Debt	5,026	20,062
Amounts due to reinsurers	3,048	1,221
Accrued expenses and other liabilities	15,160	6,633
Premiums in advance	7,096	928
Federal income tax payable	—	1,332

Total liabilities	192,809	168,988

Commitments and Contingent Liabilities
Redeemable cumulative convertible preferred stock, no par value; 0 and 60,000 shares authorized in 2005 and 2004, respectively; 0 shares issued and outstanding in 2004	—	—

Shareholders’ equity
Common stock, no par value; 50,000,000 shares authorized; 9,116,687 and 4,889,187 issued and outstanding in 2005 and 2004, respectively	50,233	5,880
Preferred stock, no par value; 5,000,000 and 0 shares authorized in 2005 and 2004, respectively; 0 shares issued and outstanding in 2005	—	—
Retained earnings	32,653	28,803
Accumulated other comprehensive (loss) income
Net unrealized (losses) gains on investments, net of deferred federal income tax benefit (expense) of $340 and ($3), respectively	(659)	9

Total shareholders’ equity	82,227	34,692

Total liabilities and shareholders’ equity	$275,036	$203,680

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North Pointe Holdings Corporation and Subsidiaries
Consolidated Statements of Income
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(Dollars in thousands, except share data)
Revenues
Direct premiums written	$111,483	$94,548	$88,036
Assumed premiums written	613	1,913	167

Gross premiums written	112,096	96,461	88,203
Premiums ceded	(24,963)	(15,968)	(11,979)

Net premiums written	87,133	80,493	76,224
Increase in unearned premiums	(2,397)	(3,536)	(7,484)

Net premiums earned	84,736	76,957	68,740
Investment income, net of investment expenses	4,003	2,377	2,174
Net realized capital (losses) gains	(168)	886	1,264
Fees and other income	1,903	2,222	2,047
Gains on sales of businesses	—	4,285	200

Total revenues	90,474	86,727	74,425

Expenses
Losses and loss adjustment expenses, net	44,003	41,503	33,141
Policy acquisition costs	21,779	18,687	17,409
Other underwriting and operating expenses	17,855	13,730	13,159
Interest expense	959	763	422

Total expenses	84,596	74,683	64,131

Income before federal income tax expense and extraordinary item	5,878	12,044	10,294
Federal income tax expense	2,028	3,516	3,725

Income before extraordinary item	3,850	8,528	6,569
Extraordinary item	—	2,905	—

Net income	$3,850	$11,433	$6,569

Earnings Per Share
Basic
Income before extraordinary item	$0.64	$1.50	$1.16
Extraordinary item	—	0.57	—

Net income	$0.64	$2.07	1.16

Diluted
Income before extraordinary item	$0.64	$1.46	$0.90
Extraordinary item	—	0.49	—

Net income	$0.64	$1.95	$0.90

Weighted average number of shares
Basic	6,014,050	5,052,171	5,503,893
Diluted	6,014,218	5,860,580	7,273,387

P.O. Box 2223, Southfield, MI 48037-2223 • 28819 Franklin Road, Southfield, MI 48034-1656
(800) 229-NPIC • (248) 358-1171 • Fax (248) 357-3895

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P.O. Box 2223, Southfield, MI 48037-2223 • 28819 Franklin Road, Southfield, MI 48034-1656
(800) 229-NPIC • (248) 358-1171 • Fax (248) 357-3895